POWER OF ATTORNEY
(Section 16(a) Reporting)

Know all by these presents, that the undersigned director of The Liberty Corporation (the "Company") does hereby constitute and appoint Martha G. Williams, Sophia G. Vergas and Mary Anne Bunton, and either of them, his true and lawful attorney and agent to execute in his name any and all reports required to be filed under Section 16(a) of the Securities and Exchange Act of 1934 with respect to equity securities of the Company; and to file the same with the Securities and Exchange Commission and any applicable stock exchange; and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

The undersigned further agrees to indemnify and hold harmless the Company and its officers, directors and employees against any liability for any actions performed by them in good faith on behalf of the undersigned pursuant to this Power of Attorney.

This Power of Attorney revokes all prior Powers of Attorney relating to reporting under Section 16(a) and shall remain in effect until revoked by a subsequently filed instrument.

Dated this 3rd day of September, 2002.

Signature:  Benjamin F. Payton /s/

Print Name: Benjamin F. Payton